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                                                                      EXHIBIT 99


[CNA SURETY LOGO]


FOR IMMEDIATE RELEASE
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CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck, 773-583-4331



             CNA SURETY NAMES ROBERT TINSTMAN TO BOARD OF DIRECTORS


CHICAGO, AUGUST 10, 2004 -- CNA Surety Corporation (NYSE: SUR) announced that Robert A. Tinstman, executive chairman of James Construction Group, LLC, joined its Board of Directors effective August 11, 2004. Mr. Tinstman will replace Ken Miller who resigned from the board for personal reasons.

"We are delighted to welcome Robert Tinstman to our board," commented John Welch, president and chief executive officer. "He is a nationally recognized leader in the fields of construction and engineering with a wealth of experience working with contractors. We look forward to his counsel and support."

Mr. Tinstman is a professional engineer whose career began thirty years ago. He has served as president and CEO of Morrison Knudsen Corporation, a multi-national engineering construction and operations company; and executive chairman to the Angelo Iafrate Construction Company, which focuses its principal activities in the heavy construction market. He currently serves on the board of directors for Idacorp/Idaho Power and is the Chairman of its Compensation Committee. Mr. Tinstman has served on several charitable/educational boards, including: St. Luke's Regional Medical Center, U.S.S. Boise, Danny Thompson Memorial and University of Idaho Engineering School.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.